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File Number 70-7258


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                        Post Effective Amendment No. 6

                                      to

                                   FORM U-1


                       APPLICATION-DECLARATION UNDER THE
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      By

                       CONSOLIDATED NATURAL GAS COMPANY
                                   CNG Tower
                     Pittsburgh, Pennsylvania  15222-3199

                       (a registered holding company and
                       the parent of the other parties)


                               CNG COAL COMPANY
                        CNG ENERGY SERVICES CORPORATION
                         CNG FINANCIAL SERVICES, INC.
                         CNG INTERNATIONAL CORPORATION
                              CNG IROQUOIS, INC.
                       CNG MARKET CENTER SERVICES, INC.
                             CNG PIPELINE COMPANY
                               CNG POWER COMPANY
                        CNG POWER SERVICES CORPORATION
                             CNG PRODUCING COMPANY
                        CNG PRODUCTS AND SERVICES, INC.
                             CNG RESEARCH COMPANY
                        CNG RETAIL SERVICES CORPORATION
                          CNG STORAGE SERVICE COMPANY
                               CNG TELECOM, INC.
                         CNG TRANSMISSION CORPORATION
                           CONSOLIDATED NATURAL GAS
                             SERVICE COMPANY, INC.
                        CONSOLIDATED SYSTEM LNG COMPANY
                           THE EAST OHIO GAS COMPANY
                  (FOR ITSELF AND AS SUCCESSOR IN INTEREST TO
                           THE RIVER GAS COMPANY AND
                            WEST OHIO GAS COMPANY)
                                HOPE GAS, INC.
                        THE PEOPLES NATURAL GAS COMPANY
                          VIRGINIA NATURAL GAS, INC.

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 File Number 70-7258



                  Names and addresses of agents for service:

                     S. E. WILLIAMS, Senior Vice President
                              and General Counsel
                       Consolidated Natural Gas Company
                                   CNG Tower
                              625 Liberty Avenue
                      Pittsburgh, Pennsylvania 15222-3199


                        J. M. HOSTETLER, JR., Attorney
                                   CNG Tower
                              625 Liberty Avenue
                     Pittsburgh, Pennsylvania  15222-3199
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                                                  File Number 70-7258

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        Post Effective Amendment No. 5
                                      to
                                   FORM U-1

               APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
                          HOLDING COMPANY ACT OF 1935

Item 1.  DESCRIPTION OF PROPOSED TRANSACTION

BACKGROUND
_________________________
          Consolidated Natural Gas Company ("CNG") is a Delaware corporation and a public utility holding company registered as such under the Public

Utility Holding Company Act of 1935 ("Act").  It is engaged solely in the business of owning and holding all of the outstanding securities, with the exception of certain minor long-term debt, of the captioned companies.  These subsidiary companies are primarily engaged in natural gas exploration,

production, purchasing, gathering, transmission, storage, distribution,

by-product operation, research, marketing of energy commodities and energy-

related products and services.


PREVIOUS MONEY POOL ORDERS
__________________________
     By Securities and Exchange Commission ("Commission") orders dated June 12 and July 16, 1986, HCAR No. 24128 and 24150, respectively, (collectively referred to as "Original Orders") under this file number, CNG and most of the captioned companies were authorized to establish the Consolidated System Money

Pool ("Money Pool").  (1)  By order dated May 27, 1987, HCAR No. 24399 under this file number, CNG Pipeline Company and CNG Energy

__________________


(1) By Commission orders dated April 29, 1994 (HCAR No. 26038) and December 10, 1996 (HCAR No. 26619), respectively, the Commission approved the merger of The River Gas Company and West Ohio Gas Company into The East Ohio Gas Company.
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Services Corporation (formerly, CNG Trading Company) were authorized to be participants in the Money Pool.  By order dated February 14, 1990, HCAR No.

25040, under File No. 70-7667, Virginia Natural Gas, Inc. was authorized to be a participant in the Money Pool.  By order dated May 13, 1991, HCAR No. 25311,

under File No. 70-7729, CNG Storage Service Company was authorized to be a participant in the Money Pool.  By order dated April 8, 1994, HCAR No. 26021,

under this file number, CNG Iroquois, Inc. was authorized to be a participant.

By Order dated October 21, 1994, HCAR No. 26148, under File No. 70-8447, CNG

Market Center Services, Inc. was authorized to be a participant.

     The Original Orders established that funds from the money pool be administrated by Consolidated Natural Gas Service Company, Inc. ("Service

Company") and loaned on a short-term basis to each participant company which has a need for short-term funds, other than CNG.  (CNG is a participant but not a borrower.)  After satisfaction of borrowing needs of the participant companies and after any possible prepayment of outstanding indebtedness,

Service Company, as agent for the pool, invests excess funds and allocates the earnings among those participant companies providing such excess funds.

Contributions to and borrowings from the pool are documented on the books of each participant company.  Loans are payable on demand, may be prepaid without premium or penalty, and bear interest, payable monthly.  The April 8, 1994 order changed the rate charged to borrowers from "the rate equal to the effective short-term borrowing costs of CNG" to "a rate equal to the effective weighted average rate of interest on CNG's commercial paper and/or revolving credit borrowings."  In the event no such loans are outstanding, the federal funds effective rate as quoted daily by the Federal Reserve Bank of New York applies.  These rates are adjusted monthly to reflect the opportunity cost of investments to the extent borrowings are obtained from contributions that otherwise would be invested as surplus by the lending participant company.  In addition, any participant may withdraw funds contributed to the money pool at any time.

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NEW COMPANIES TO JOIN MONEY POOL
___________________________________

     CNG Financial Services, Inc. ("Financial Services"), CNG Power Services

Corporation ("Power Services"), CNG Products and Services, Inc. ("Products and

Services"), CNG Retail Services Corporation ("Retail Services"), CNG Telecom,

Inc. ("Telecom") and CNG International Corporation ("International")

(collectively, the "New Companies") now propose to be full participants in the

Money Pool.

    By order dated February 23, 1995, HCAR No. 26234, the Commission authorized Financial Services to finances the purchase of certain gas utilizing equipment by creditworthy customers who purchase or maybe expected to purchase gas directly or indirectly from the local distribution companies,

gas marketing or gas pipeline subsidiaries of the CNG system.  Financial

Services may obtain funds from CNG through purchasing stock, making open account advances or long-term loans, in any combination thereof.

     Power Services is the Consolidated system's ("CNG System") national power marketing entity and has exempt wholesale generator ("EWG") status under

Section 32 of the Act.  In 1995, Power Services became a leading power marketer in the U. S.  --  in terms of mega-watt hour sales of electricity.

    By order dated August 28, 1995, HCAR No. 26363, the Commission authorized

CNG and Energy Services to engage in the business of providing certain energy-

related services ("Customer Services") to customers of CNG's local distribution companies and to others, primarily customers of utilities not affiliated with CNG.

    CNG formed a new special-purpose subsidiary  --  CNG Products and Services

--   to engage in the new business.  (Originally CNG Special Products and

Services, Inc., the name was changed to CNG Products and Services, Inc.,

effective November 20, 1995.)  The Customer Services (e.g., the Service Line

Maintenance Program) are offered as a convenience to utility customers.

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Financing can done through purchasing stock, making open account advances or long-term loans, in any combination thereof.

     Retail Services is the new CNG company to market energy commodities of all types at retail.  As authorized by Commission order dated January 15, 1997

(HCAR No. 26647), Retail Services is a subsidiary of Energy Services.

     Telecom is an "exempt telecommunications company" within the meaning of

Section 34(a)(1) of the Act, as added by Section 103 of the Telecommunications

Act of 1996.  The Federal Communications Commission issued its order granting such status on January 29, 1997 (File No. ETC-96-19).

     International is the CNG company that invests in energy-related businesses outside the United States.  Commission orders authorizing such have been issued May 30 (HCAR No. 26523), October 25 (HCAR No. 26595) and November

16, 1996 (HCAR No. 26608).

     A number of orders for CNG companies in recent years include blanket authorization to incorporate additional subsidiaries to engage in the newly authorized line of business.  See Consolidated Natural Gas Company, et al.,

HCAR Nos. 26341 (Energy Services Partnering), 26500 (Omnibus Financing),

26523, 26595 and 26608 (International) and 26647 (Energy Services' Retail

Marketing of Energy Commodities).  Applicants request that such additional subsidiaries  --  created under the above and similar blanket authorizations

--  be allow to participate in the Money Pool, under the same terms and conditions a currently authorized, without additional Commission authorization.

     The New Companies' participation in the Money Pool would allow their available cash and/or short-term borrowing requirements to be matched on a daily basis with those of other participants in the pool, thereby minimizing the need for short-term borrowing.  If the New Companies' participation in the pool is authorized, funds will be loaned from the Money Pool in the form of

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open account advances under the same terms and limitations as currently authorized. Any borrowings by the New Companies from the Money Pool would be limited to each companies authorized aggregate amount of financing less the amount of financing obtained from sources other than open account advances and previous open account advances outstanding at the date of the order issued in this proceeding.



COMPLIANCE WITH RULE 53



     Any direct or indirect investment by Consolidated in any EWG would be consummated only if, at the time thereof, and giving effect thereto,

Consolidated's "aggregate investment" determined in accordance with Rule

53(a)(1)(i) in all EWGs and FUCOs would not exceed 50% of CNG's consolidated retained earnings as defined in Rule 53(a)(1)(ii).  As of March 31, 1997, one-

half of the Company's consolidated retained earnings was $775,026,000; the

Company's investment in EWGs as of the same date is  approximately

$14,566,000.


     The books and records of Consolidated's EWGs are kept in conformity with

United States generally accepted accounting principles ("GAAP"), the financial statements are prepared according to GAAP, and Consolidated undertakes to provide the Commission access to such books and records and financial statements as it may request.  It is anticipated that a minimal number of employees of Consolidated's LDCs will render services, directly or indirectly,

to EWGs and FUCOs in the Consolidated system, and the number of such employees shall not in any event exceed two percent of the total number of employees of such LDCs.



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Item 2.   Fees, Commissions, and Expenses

     It is estimated that the fees, commissions and expenses ascertainable at this time to be incurred by Consolidated in connection with the proposed transactions will not exceed $5,000, including $4,000 payable to Consolidated

Natural Gas Service Company, Inc. ("Service Company") for services on a cost basis (including regularly employed counsel) for the preparation of this

Application-Declaration and other documents, and $1,000 for miscellaneous other expenses.

         The charges of Service Company, a subsidiary service company, for services on a cost basis (including regularly employed counsel) in connection with the preparation of this Application-Declaration and other related documents and papers required to consummate the proposed transactions are as stated above.


Item 3.  Applicable Statutory Provisions
     If the Commission considers the proposed future transactions to require any authorization, approval or exemption, under any section of the Act or Rule or Regulation other than those cited herein, such authorization, approval or exemption is hereby requested.



Item 4.   Regulatory Approval

         No state commission and no federal agency other than this Commission has jurisdiction over the proposed transactions except with regard to service agreements and affiliate transactions between the CNG LDCs and Products and

Services.


Item 5.   Procedure

         Applicants respectfully request that an order be issued approving this Post Effective Amendment by May 15, 1997.

It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed with respect to the proposed


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transactions.  The office of the Division of Investment Management Office of

Public Utility Regulation may assist in the preparation of the Commission's decision.  There should be no waiting period between the issuance of the

Commission's order and the date on which it is to become effective.




Item 6.   Exhibits and Financial Statements

          The following exhibits and financial statement are made a part of this statement:


          (a)  Exhibits

               o    Proposed Notice pursuant to Rule 22(f)



          (b)  Financial Statements



     Financial statements of the applicant-declarants are deemed unnecessary with respect to the proposed authorizations sought herein due to the simple nature of the Amendment.  However, any financial information will be furnished which the Commission shall request.



Item 7.   Information as to Environmental Effects



         The proposed transactions do not involve major federal action having a significant effect on the human environment.  See Item 1(a).


         No federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transaction.







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                                  SIGNATURES
                                  ___________

 Pursuant to the requirements of the Public Utility Holding Company Act of

1935, the undersigned Company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.


                              CONSOLIDATED NATURAL GAS COMPANY


                              By   D. M. Westfall
                                   Senior Vice President
                                   and Chief Financial Officer

                              CNG COAL COMPANY
                              CNG ENERGY SERVICES CORPORATION
                              CNG FINANCIAL SERVICES, INC.
                              CNG INTERNATIONAL CORPORATION
                              CNG IROQUOIS, INC.
                              CNG MARKET CENTER SERVICES, INC.
                              CNG PIPELINE COMPANY
                              CNG POWER COMPANY
                              CNG POWER SERVICES CORPORATION
                              CNG PRODUCING COMPANY
                              CNG PRODUCTS AND SERVICES, INC.
                              CNG RESEARCH COMPANY
                              CNG RETAIL SERVICES CORPORATION
                              CNG STORAGE SERVICE COMPANY
                              CNG TELECOM, INC.
                              CNG TRANSMISSION CORPORATION
                              CONSOLIDATED NATURAL GAS
                              SERVICE COMPANY, INC.
                              CONSOLIDATED SYSTEM LNG COMPANY
                              THE EAST OHIO GAS COMPANY
                                (FOR ITSELF AND AS SUCCESSOR
                                IN INTEREST TO THE RIVER GAS COMPANY
                                AND WEST OHIO GAS COMPANY)
                              HOPE GAS, INC.
                              THE PEOPLES NATURAL GAS COMPANY
                              VIRGINIA NATURAL GAS, INC.



                              By   J. M. Hostetler, Jr.
                                     Their Attorney

Dated:  May 29, 1997